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                                                                      EXHIBIT 12

               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

      COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1997
                      (Amounts in millions, except ratios)

                                                      1997     1996     1995    1994    1993
----------------------------------------------------  -----   ------   ------   -----   -----
Income (loss) from continuing operations(a)           $ 245   $  486   $  325   $(236)  $(190)
                                                      -----   ------   ------   -----   -----
  Add:
       Provision (credit) for taxes on income (other
          than foreign oil and gas taxes)                47        9      155     (59)    (23)
       Interest and debt expense(b)                     446      492      591     586     598
       Portion of lease rentals representative of
          the interest factor                            39       38       43      50      49
                                                      -----   ------   ------   -----   -----
                                                        532      629      789     577     624
                                                      -----   ------   ------   -----   -----
Earnings (loss) before fixed charges                  $ 777   $1,115   $1,114   $ 341   $ 434
                                                      =====   ======   ======   =====   =====
Fixed charges
       Interest and debt expense including
          capitalized interest(b)                     $ 462   $  499   $  595   $ 589   $ 609
       Portion of lease rentals representative of
          the interest factor                            39       38       43      50      49
                                                      -----   ------   ------   -----   -----
       Total fixed charges                            $ 501   $  537   $  638   $ 639   $ 658
                                                      =====   ======   ======   =====   =====
Ratio of earnings to fixed charges                     1.55     2.08     1.75     n/a(c)   n/a(c)
----------------------------------------------------  =====   ======   ======   =====   =====

(a) Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.

(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.

(c) Not computed due to less than one-to-one coverage. Earnings were inadequate to cover fixed charges by $298 million in 1994 and $224 million in 1993.